                                                                  EXHIBIT (h)(5)

                          EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 24th day of January, 2006 by and between M FUND, INC., a Maryland corporation (the "Fund") on behalf of its series Brandes International Equity Fund, Turner Core Growth Fund, Frontier Capital Appreciation Fund, and Business Opportunity Value Fund (each, a "Portfolio"), and M FINANCIAL INVESTMENT ADVISERS, INC., a Colorado corporation (the "Adviser"), with respect to the following:

     WHEREAS, the Adviser serves as the Investment Adviser to each Portfolio pursuant to an Investment Advisory Agreement between the Company on behalf of each Portfolio and the Adviser, dated September 1, 2001; and

     WHEREAS, the Adviser has voluntarily agreed to pay any operating expenses (other than advisory fees, brokerage or other portfolio transaction expenses or expenses for litigation, indemnification, taxes or other extraordinary expenses) exceeding 0.25% of that Portfolio's annualized average daily net assets; and

     WHEREAS, the Fund and the Adviser desire to formalize this voluntary fee waiver and expense reimbursement arrangement for the period beginning May 1, 2006 through April 30, 2007.

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive or reimburse operating expenses (other than advisory fees, brokerage or other portfolio transaction expenses or expenses for litigation, indemnification, taxes or other extraordinary expenses) for the period from May 1, 2006 to April 30, 2007, to the extent that they exceed 0.25% of a Portfolio's annualized average daily net assets.

2. Upon the termination of any Investment Advisory Agreement as to any Portfolio, this Agreement will automatically terminate as to that Portfolio.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") will be resolved by reference to that term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to the 1940 Act. In addition, if the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, that provision will be deemed to incorporate the effect of that rule, regulation or order. Otherwise, the provisions of this Agreement will be interpreted in accordance with the substantive laws of Maryland.

4. This expense cap may be changed at any time after April 30, 2007 and does not apply to advisory fees, brokerage or other portfolio transaction expenses or expenses for litigation, indemnification, taxes or other extraordinary expenses.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.


                                       M FUND, INC.

Attest: /s/ Kathy Wolf
       -----------------------------
Name:   Kathy Wolf                     By: /s/ Daniel F. Byrne
                                          ------------------------------------
                                       Name:   Daniel F. Byrne
                                       Title:  President


                                       M FINANCIAL INVESTMENT ADVISERS, INC.

Attest: /s/ Kathy Wolf
       -----------------------------
Name:   Kathy Wolf                     By: /s/ Daniel F. Byrne
                                          ------------------------------------
                                       Name:   Daniel F. Byrne
                                       Title:  President

                                        2